Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS RECEIVES GUIDANCE FROM FDA REGARDING CONTINUED DEVELOPMENT OF ANDROXAL® IN HYPOGONADAL MEN

THE WOODLANDS, Texas – January 27, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company and its consultants participated in a teleconference with the Division of Reproductive and Urologic Products of the FDA on January 25, 2010. The primary purpose of the meeting was to gain a better understanding of the FDA’s position regarding the use of Repros’ oral Androxal® product in the treatment of men with secondary hypogonadism wishing to preserve their fertility. The Company’s data supports the notion that the negative feedback of exogenous testosterone administered by any route suppresses the hypothalamic –pituitary axis and hence spermatogenesis.

The discussion with the FDA focused on two issues. Firstly, the FDA requested that the Company propose a label that better defines the population of individuals for whom Repros believes will benefit from the use of Androxal. Secondly, the FDA requested the Company conduct a literature review of the incidence of infertility associated with the use of exogenous testosterone as supportive of the Company’s data. The FDA requested that the Company provide such information and if the FDA finds the submission appropriate no additional clarifying meeting regarding the indication for Androxal may be required. During the course of the meeting Repros noted that if the FDA concurred with the indication proposed by the Company, Repros would like to request a special protocol assessment (SPA). The FDA responded that the issues noted above should be resolved first before undertaking a protocol review.

On the call for Repros were Dr. Jean Fourcroy MD, Repros Board member and former medical officer at the division of Reproductive and Urologic Products at the FDA (CDER), Dr. Andre T. Guay MD, Center for Sexual Function (Endocrinology), Lahey Clinic (Dr. Guay has authored numerous publications on the use of Clomid in the treatment of secondary hypogonadism), Dr. Jed Kaminetsky MD, Department of Urology, New York University Medical Center, a practicing urologist in the metropolitan area of New York focusing on reproductive disorders and a principal investigator in a Repros study, Dr. Ronald Wiehle, VP of R&D at Repros and Joseph Podolski, President and CEO. Repros and its consultants believe that they can clearly define the intended patient population who will benefit from the use of Androxal and provide the FDA with existing scientific citations that support the notion that exogenous testosterone administration impairs male fertility.

In a study previously completed by Repros, blinded Androxal 12.5mg  and 25mg were compared to open label Androgel used per manufacturers recommendations and blinded placebo in hypogonadal men that met the criteria of secondary hypogonadism (T<300 ng/dl, LH<15mIU/ml).  In this balanced 200 patient trial, at six months of exposure, exogenous testosterone (Androgel) suppressed both luteinizing hormone (LH) and follicle stimulating hormone (FSH) in a statistically significant manner. Each of these hormones was suppressed by greater than 60% compared to baseline (p value < 0.0001). By contrast Androxal improved both LH and FSH in this population in a dose dependent manner with the 25 mg dose of Androxal showing a median change of greater than 90% for both important reproductive related hormones (p value <0.0001). In a subsequent study Repros correlated the reductions of FSH seen with exogenous testosterone with suppression of sperm counts. In this second small trial, 2 of 5 subjects on exogenous testosterone had no detectable sperm at 3 and 6 months and an additional subject had less than 5 million sperm per milliliter of semen. Four of five men at 3 months and three of five at 6 months were oligospermic (<20 million sperm per milliliter) during the trial. By contrast the six men on Androxal exhibited sperm concentrations with a mean of >150 million sperm per milliliter, with all six of the subjects exhibiting concentrations well above the generally accepted level of fertility of 20 million sperm per milliliter. The difference between the Androxal group and the Testim group achieved statistical significance (p<0.01), even though this was a small pilot study. As expected, Androxal improved FSH, the hormonal driver of spermatogenesis, and Testim suppressed FSH as evidenced by the suppression of spermatogenesis. The difference in FSH between the two treatment groups also achieved statistical significance at months three and six (p<0.02).

Supportive of Repros’ data is a study reported in the Journal of Andrology, Vol. 22 No. 6, November/December 2001 entitled “Daily Testosterone and Gonadotropin Levels are Similar in Azoospermic and Nonazoospermic Normal Men Administered Weekly Testosterone: Implications for Male Contraceptive Development”, J.K. Amory et al. In that article it was noted that after 6 months of treatment of normal men with an exogenous testosterone dose (50 mg weekly injection) that maintained morning testosterone levels within the normal range, sperm counts were reduced by 60%. In the instance of a dose that produced morning testosterone levels slightly above the normal range (100 mg weekly injection) azoospermia (no sperm) was induced in roughly 50% of the normal subjects.

Repros also proposed the use of Androxal in a pulsed fashion to reverse hypogonadism induced by either drugs or physical condition in younger men. Though the FDA understood this application the Agency chose to focus the discussion on the larger indication.

Joseph S. Podolski, President and CEO of Repros noted, “We are encouraged by the open and constructive dialogue exhibited by the FDA during the teleconference. We look forward to providing the FDA with the requested materials in the next few weeks.” The FDA noted once they receive the Company’s materials that Repros could expect a timely response.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.